Exhibit 99.1

COMARCO, INC., 11112697

COMARCO, INC. 4TH QUARTER 2008 EARNINGS

April 15, 2008, 4:30 PM ET

Chairperson: Jeff Hultman (Mgmt.)

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Comarco, Inc. Fourth Quarter 2008
Earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. If you should require assistance at any time during the call, please press the star, followed by the zero and an operator will assist you. As a reminder, this call is being recorded today, Tuesday, April 15, 2008.

I would now like to turn the conference over to Miss Jenifer Kirtland. Please go ahead.

Jenifer Kirtland:

Thank you, Operator. Hello everyone, and thank you for joining us for the Comarco fourth quarter 2008 conference call. Before we get started, as a reminder, during the course of this conference call the company may make projections or forward-looking statements regarding its financial outlook and strategic goals. The statements made during the course of this conference call which states the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained in the company’s SEC filings, including, but not limited to, the company’s most recent Form 10-Q for the quarter ended October 31st, 2007. Copies of this document are available from Comarco or the SEC.

And now, I’d like to turn the call over to Jeff Hultman, lead director of the Comarco Board. Jeff?

Jeff Hultman:	Thank you, Jenifer. Welcome everybody. Thank you for joining us today for our first conference call since the new Comarco management team was put in place. With me today is Sam Inman, President and Chief Executive Officer; and Winston Hickman, our Chief Financial Officer.

I’d like to begin the call today with some background on the recent leadership transition. Clearly, shareholders were not happy with the way Comarco’s business was being run. The Board listened to the shareholders’ concerns and moved to address them by making changes to the Board as well as the management team. Last month, we added two new Board members who were recommended by our largest shareholder, Rich LeBuhn and Bob Sundius joined us in March, and together they bring very strong experience and financial strategy, operations and execution. To move more aggressively on the company’s efforts to unlock shareholder value, the Board installed a new CEO and CFO with a mandate to focus on improving operations and assessing growth opportunities. Both Sam and Winston have a wealth of experience in turning around struggling companies.

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Sam’s background includes an extensive amount of work in computer and computer peripheral industry, so he knows the business extremely well. Sam spent, at IBM, some 20 years serving in the executive level positions including President of IBM PC Company of America, which is now part of Lenovo, one of Comarco’s key customers. Since IBM he has focused on improving operations, growing the business, enhancing profitability and increasing the value of several technology companies, including Ingram Micro, Centura, Viking and Think Outside.

Winston is a is a seasoned financial expert with 30 years of experience in executive level financial positions, including as a CFO of several public companies. He previously served as the CFO of Ashworth, REMEC, Paradigm Wireless Systems, and Pacific Scientific Company. Earlier in his career he worked as a senior financial executive at Allied Signal and Rockwell International.

Now I’d like to turn the call over to Sam, who will provide you some details on our products, operations and business initiatives. Sam?

Sam Inman:	Thank you, Jeff, and thanks everyone for taking time to join us today.

Now Jeff’s given you a quick overview of the recent changes in the Board and the management team in response to our shareholders, and from here on out I want to do several things. I want to cover our strategy moving forward to create additional shareholder value in the company. I’ll give you some details on the operations and the potential of each of our three business lines. And finally, I’ll talk a bit about where we are with our strategic assessments with our partner, Pagemill.

First of all, I want to say that in the month or so that Winston and I have been here, we have found the company to have some excellent people who will be instrumental in helping us drive profitability and increasing shareholder value. Our near term focus for the company will be on: new products, new relationships and improving our operations, both in terms of cost and operation efficiency.

From a strategic standpoint, I believe the best opportunity for long term value creation for Comarco lies with our ChargeSource business. However, in the near term, there is some excellent opportunity to unlock shareholder value in both WTS and our call box operations. Let me talk a bit first about WTS.

Our WTS business has begun a nice turnaround. At the end of March we began shipping our Symphony product, the product developed in conjunction with Ascom, to our customer AT&T, which is part of this $10.1 million contract that the company announced last December. We are also working on additional opportunities in the market including several new exciting products that changed the way some of our potential customers assess their networks and their capabilities with their customer. We are very pleased with the renewed interest of many of the wireless carriers in our WTS products, and these new offerings.

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For the call box business, we’ve completed the majority of the customer upgrades, but a small number remain and will be completed in the near future. However, the renewal of service and maintenance contracts remain a good opportunity for the company. The call box business has been an important business to Comarco, and in fact, it’s contributed a nice piece to our gross profit margins over the years and will continue to do so.

While we see good opportunities in all of our business groups, I want to be clear that the best opportunity for Comarco in the future is with ChargeSource. We’re looking at ChargeSource and its opportunities in a two-prong strategy. First, we have to further penetrate the OEM market, and secondly, at the same time we have to grow our business with the retail marketplace. Let me spend a minute on OEM.

In the short term, the key to our success is our agreement with Lenovo, which we’ve talked about in the past. I want to tell you that volume production began at the end of January, and we continue to ramp our production. As with any of these new start-up engagements, we have faced some normal ramp up issues, but at this point we have successfully addressed all of them and we are now near capacity at our current product facilities, producing about 1800 units a day. Based on my discussions with Lenovo and some expected strong end market demand, we are in the process of looking to significantly expand that production capability at this time. This power adapter product is a new product for Lenovo, so neither they nor we know what the ultimate demand may be. But Lenovo has told me that so far this has been one of the most successful launches of a peripheral product in their history. So while we continue to develop the relationship and expand with Lenovo, we are at the same time pursuing more OEM and OEM-like opportunities in the marketplace.

For the retail business, we’re developing an entirely new product line specifically aimed at the retail market. This product’s going to be a cost reduced product from the form factor platform that we currently have and are shipping to Lenovo. We’re looking forward to our retail partners like Kensington, and to working with them to roll these products out. We think there are excellent opportunities for Comarco to expand in the retail market, both in the US and in Europe. We also believe there is a great opportunity for further expansion of their product line coming from not only new product innovation, but the acquisition of products or companies in adjacent markets. These are both areas we are already working on and will provide updates on any of this when the time is appropriate.

Lastly, some tactical points. We are working on several important initiatives related to improving the financial performance of our ChargeSource business. First, reducing product costs. We are working with our suppliers and at the same time pursuing alternate suppliers to ensure competitive costs in all of our builds of

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material. Second, we are looking at expanding our manufacturing partnerships, so that we choose partners with the expertise and the right skills for the specific products we’re producing and the specific market we’re trying to penetrate. Finally, we’re reviewing all of our operational expenses, and we are closely managing our cash and cash flow.

Finally, before I turn the call over to Winston, to review the financials, I want to provide you with a brief update on the strategic review process the company initiated last June. We are continuing to work with our Pagemill partners, who are financial advisors, assessing strategic opportunities to maximize the value of both the WTS and call box. I feel with the recent changes in the Board and the management team we have brought a renewed sense of urgency to this entire process.

With that, I’d like to turn the call over to Winston for a review of our financial performance in the fourth quarter and all of fiscal 2008. Winston?

Winston Hickman:	Thank you, Sam. I’d like to add my comments to Sam’s and also say that I’m delighted to be on the phone call today. I’m pleased to be here and be part of — and work with Sam and the Board. I’d want to assure you that there’s a lot of energy going into the process and processes that we’re undertaking and there’s great coordination between management and the Board, and we’re very — we’ve got a lot to do, as I might say. But let me comment on the financials. My comments will be brief. What I’d like to do is give you some — just a brief overview of the income statement and then comment briefly on the balance sheet and then kind of just piggyback on Sam’s comments regarding the actions we’re taking to control costs and improve margins, product margins and also manage cash. As I’m sure all of you’ve seen the attached financials but I’ll walk through the income statement first.

If you look at the fourth quarter, revenue for the fourth quarter was $6.9 million, and that’s almost a 50% level before where it was a year ago, and I’ll comment briefly on that in a moment. That revenue reduction drove a loss in the year — in the quarter of $3.7 million or $0.50 a share. That compared with net income of $2.8 million or $0.38 per diluted share a year ago. Included in the fourth quarter of ‘08 was a $1.4 million gain on the sale of our interest in SwissQual, which was sold in 2006. Last year there was a gain of $1.6 million for the sale of that same asset. That asset, there were certain escrow funds on that and there had to be certain wickets that were passed by SwissQual in order for us to recognize the revenue on that transaction. On a share basis, both, respectively, those gains represented $0.19 and $0.22 for ‘08 and ‘07 respectively.

For the full year we generated $23 million in sales. That compares to $47.8 million for the full year in 2007, and approximately a 50% decline in sales. That sales decline is driving the loss for the year. It also drives — the previous reduction drives a loss in the quarter, and basically that — the drop in sales is attributable to all three of the business segments. And you’ve got a little — you’ve got similar things happening in the wireless test and in the ChargeSource business

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where you’re going through product development and developing new products to get into the marketplace. In some cases those products came to market a little bit slower than was anticipated and that
— but the net result was a decrease in sales and the attendant [ph] loss that was experienced during the year. If you look at gross — then if you move to gross profit, you look at gross profit, gross profit for the year was 700 — for the three months ended — for the year was about — was five — for the year was $5.8 million in ‘08 and $18 million in ‘07. And similarly, for the year ended 2007 it was 6 million in decline to
$713,000 for the quarter ended January 31st. Again, those gross profit numbers are being driven by volume, and in ‘07 there was the product development and a lot of other things going on. There was a lot of unabsorbed overhead driving that. So you had a couple of things going on. You had the unabsorbed overhead and low margins on new products coming into the marketplace, which drove the low margins.

Selling, and G&A expenses, the G&A expense was up about $313,000. When you peel that back, about a little over $500,000 of that was spent on the litigation costs we’ve got going on between SwissQual and Mobility and ourselves. As a footnote, those costs are going to go up as we move on to fiscal 2009, as that activity picks up. Engineering expenses were up about $300,000; virtually all of that was tied to new product development, primarily in the ChargeSource business. If — and similar things are driving the full year numbers. We had a little bit of improvement going into the fourth quarter but by and large you had to the slowness across the businesses, across the year. The net result of all that is a loss of $0.50 per share in the quarter, and $1.37 for the year.

If you look quickly — if you move to the balance sheet, the main thing to focus on is cash. Cash at the end of January 2007 was $26.4 million. For the period ended January 31st, 2008, that number had dropped to $17 million, and if you add the short term investments on both sides, you end up with about 10 million — you end with a $10 million decline. There’s really four items that are driving the change in cash. The first is the $7.4 million cash dividend that was given to the shareholders at $1.00 a share approximately a year ago, and then the $10 million net loss, which gives you $17 million in cash going out. Offsetting that was a $6.2 million reduction in receivables and a million dollar reduction in inventory. In what — looking forward, what we have is an interesting situation, where, because of the lower sales in 2008, we actually generated cash out of our receivables and inventory levels. Going forward, as we expect — we do expect the sales to increase so rather than being — and so as a result of that receivables levels will go up as will inventory levels. Looking forward, it’s obvious that we’re going to have to spend a lot of time in terms of managing our expenses and also our cash. We believe that our balance sheet is solid, but it needs to get stronger. And the actions that Tom — excuse me, that Sam was talking about in terms of driving operational improvements and executing successfully on our strategy, our key elements in driving those improvements.

Sam?

Sam Inman:	Winston, thank you very much.

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So as we said on our press release, we feel like 2008 was a very difficult and disappointing year for the company. But as I wrap this up, I want to let you all know of our strong commitment to capitalizing on these new opportunities and creating some shareholder value for our shareholders. I believe our Board and our management team are listening to our shareholders and have a very intense and renewed focus on creating shareholder value. I’m convinced that we are getting the right management team in place. As I’ve said, the opportunity for the company is sizable in ChargeSource and it’s something that’s ahead of us. I also believe we’ve made good strides in improving our execution operationally and internally in the business. And finally, I believe that each of Comarco’s businesses have value, and frankly those values aren’t currently reflected in our stock price. And so we are working with our team and Pagemill on aggressively creating shareholder value and unlocking some of that shareholder value for you, our shareholders.

Now, if any of you have questions, Jeff, Winston and I would be happy to take those questions.

Operator:	Ladies and gentlemen, at this time we will conduct a question-and-answer session. If you would like to ask a question, please press the star, followed by the one on your touch-tone phone. You will hear a tone indicating that you’ve been placed in the queue. You may remove yourself from the queue any time by pressing the star, followed by the two. We do ask that if you are using a speaker phone to please pick up the handset prior to pressing the numbers. Once again, if you do have a question, please press the star, followed by the one. One moment please for our first question.

The first question comes from the line of Alex Silverman from Special Situation Funds. Please go ahead.

Alex Silverman:	Hi. Your 1800 units a day comment on the ChargeSource for Lenovo, is that a five day work week?

Sam Inman:	Yeah, we — well we’ve been working six and sometimes seven, Alex, but it’s two shifts a day, normally six days a week. As we catch up with demand we’ll actually increase our production a little bit, as I’d mentioned, and we’ll cut it back to five days a week. If demand keep growing we’ll just keep running at six and sometimes seven days a week.

Alex Silverman:	So you’re at 40 or 45,000 units a month.

Sam Inman:	Yes, sir. That’s the arithmetic, exactly.

Alex Silverman:	That’s very strong.

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Sam Inman:	Yeah, and again, we’re optimistic. I repeat what I’d said, it’s — I’ve had some great meetings with the Lenovo executives and the workforce there, they — but this is a new product for them, so I think our biggest risk is they don’t know how to forecast this thing any better than we do. But there is a lot of positive feelings in Lenovo which I’m delighted to find. I think the company has done a great job in supporting them as a customer and we’re anxious to keep — we’d like to ramp that demand higher, obviously.

Alex Silverman:	How good is the sell-through data that you’re getting.

Sam Inman:	We don’t have much, Alex. Again, we started in January so we just completed our first — their fiscal and calendar quarter. I went out to visit them at the very end of the quarter. The only thing I can tell you is they announced the product, it took off very well and we have a 20,000 unit backlog we’re still trying to work down. And so again, the trick — having done this on both sides of the table before, the trick is when you announce a product and the sales force at Lenovo starts selling it and then they can’t get it, it just begins to slow things down, so I want to catch up with this backlog this quarter of which we will do, and then Lenovo has some pretty exciting marketing plans to go out and reenergize the sales force on selling this to their customers.

Alex Silverman:	Can you comment on what the transfer price is for Lenovo?

Sam Inman:	Well, I wish it was better [unintelligible]. And I mentioned by the way that we — I think the company did the right thing. It worked very hard to get this product designed and manufactured and now we need to drop back and work on our costs.

Alex Silverman:	I got it. Thank you very much. Congrats.

Sam Inman:	You’re welcome. Thanks for the question.

Operator:	Thank you. Once again, ladies and gentlemen, if you do have a question, please press the star, followed by the one. As a reminder, if you are using a speaker phone, you will need to lift the handset prior to pressing the numbers.

And I’m showing that we have no further questions at this time. Please continue.

Sam Inman:	Well folks, I again want to just wrap up by — where we started. I, like Winston, am excited to be here. I think it’s a great company. We’ve got some great opportunities ahead of us. We’ve got a lot of work to do and we’ve got some tough challenges to get through until this will get better but we are absolutely committed to making this better and producing shareholder value. So I want to thank you all for taking time out of your day to join us today.

Operator:	Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation. You may now disconnect.

END

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